                                          Contact:    Andrea Retzky
                                                      Weber Shandwick
                                                      (212) 445-8247
                                                      aretzky@webershandwick.com

                                                      Dan Bustillos
                                                      TMP Worldwide
                                                      (212) 351-7084
                                                      dan.bustillos@tmp.com


               TMP WORLDWIDE ANNOUNCES THIRD QUARTER 2001 RESULTS

            -- THIRD QUARTER DILUTED ADJUSTED EPS OF $0.35 UP 35% -- -- REITERATES ITS EARLIER EPS ESTIMATES FOR 2001 AND 2002 --

NEW YORK, NOVEMBER 5, 2001 - TMP Worldwide Inc. (NASDAQ: TMPW), the world's leading supplier of human capital solutions, including the pre-eminent Internet career portal Monster.com(R) and the world's largest Yellow Pages advertising agency, today reported diluted adjusted third quarter 2001 earnings per share of $0.35, for an increase of 35% over the prior year period. The Company attributed its leading market position, recurring revenue stream and ongoing profitability improvements to the increase in earnings.

       "We were pleased that we were still able to grow our business and report increased earnings compared to last year, although third quarter results were lower than we wanted," said Andrew J. McKelvey, Chairman and CEO of TMP Worldwide. "As we previously indicated, our ability to generate top-line growth in the near-term has been adversely impacted by the events of September 11th and the sudden economic slowdown that followed. Consequently, we continue to manage our business prudently to ensure that our costs are aligned with the lower revenue expectations resulting from this slowdown. Nonetheless, we remain confident about the long-term prospects of TMP Worldwide. Our confidence is bolstered by our strong brand recognition, our diversified portfolio of products and services, our unique ability to cross-sell these offerings, and our strong balance sheet."

THIRD QUARTER FINANCIAL REVIEW

      Total commissions and fees for TMP Worldwide declined by 5% to $361.2 million for the quarter ended September 30, 2001, down from $381.1 million in the third quarter of 2000. However, adjusted net income for the third quarter of 2001 was $39.6 million, up 36% from $29.1 million for the prior year period.

      The decrease in total Company commissions and fees reflects declines in Advertising & Communications, eResourcing, Executive Search and Directional Marketing, substantially offset by the continued growth of Monster.com, the flagship product of TMP's Interactive division, and an increase at Monstermoving.com. Total Interactive commissions and fees for TMP were $174.3 million for the third quarter, a 38% increase from the $126.0 million reported for the prior year period, as restated for pooling of interests transactions.

      Quarter versus quarter comparative results for TMP Worldwide are as follows (all numbers in thousands, except per share amounts):


----------------------------------------------------------------------------
            OPERATING HIGHLIGHTS           3Q'01      3Q'00(1)    % CHANGE
----------------------------------------------------------------------------
        Total Commissions and Fees        $361,173     $381,114     -5%
        Adjusted Operating Income (2)     $ 60,437     $ 46,269     +31%
        Adjusted EBITDA (2)               $ 80,990     $ 60,590     +34%
        Adjusted Net Income (3)           $ 39,583     $ 29,117     +36%
        Diluted Adjusted EPS (4)          $   0.35     $   0.26     +35%
        Diluted Weighted Avg. Shares       113,665      112,533     +1%
----------------------------------------------------------------------------


      The adjusted operating income, EBITDA, net income and diluted EPS amounts discussed herein reflect adjustments to exclude merger and integration costs incurred in connection with companies acquired using the pooling of interests method of accounting and the tax benefits thereon (please see the Endnotes). Merger and integration costs for the quarter ended September 30, 2001 were $20.2 million versus $14.8 million for the third quarter of 2000. Such costs include transaction costs for the mergers completed in the respective year-to-date periods, amortization of employee stay bonuses, separation pay, and office and management integration costs.

      A higher operating margin in Interactive operations contributed to a 31% increase in adjusted operating income to $60.4 million and a 34% increase in adjusted EBITDA to $81.0 million. The adjusted operating profit margin increased to 16.7% for the third quarter, compared to 12.1% for the same period last year.

      Quarter versus quarter comparative results for TMP Worldwide commissions and fees by operating division, including their Interactive components, are as follows (in thousands):


--------------------------------------------------------------------------------------------
      COMMISSIONS & FEES                       3Q'01                      3Q'00
--------------------------------------------------------------------------------    % CHANGE
                              TRADITIONAL   INTERACTIVE      TOTAL        TOTAL     ON TOTAL
--------------------------------------------------------------------------------------------
Monster.com                      $     --     $144,800     $144,800     $105,535     +37%
Monstermoving.com                      --        4,039        4,039        3,106     +30%
Advertising & Communications       48,611        2,512       51,123       65,947     -22%
eResourcing                        86,749       21,104      107,853      127,427     -15%
Executive Search                   22,956            5       22,961       47,913     -52%
Directional Marketing              28,538        1,859       30,397       31,186     -3%
--------------------------------------------------------------------------------------------
                  TOTAL          $186,854     $174,319     $361,173     $381,114     -5%
--------------------------------------------------------------------------------------------

      Jim Treacy, President and COO of TMP Worldwide, said, "While we are clearly facing near-term challenges in our sector, our diversification of products, markets and customers continues to provide us with the opportunity to grow our earnings and increase our market share. Our Interactive services, in particular, continue to gain share versus traditional recruitment and advertising services, as evidenced by our strong gains in Interactive commissions and fees in Monster.com and eResourcing. Additionally, with six market-leading business lines serving their own distinct client bases, we are aggressively pursuing opportunities to cross-sell our services to those sectors and markets where the strongest demand exists today."

      Monster.com's continued growth resulted in commissions and fees of $144.8 million for the third quarter of 2001, a 37% increase over the $105.5 million reported in the third quarter of 2000. In addition, for the third quarter of 2001, Monster.com's adjusted operating profit was $51.4 million, up from $20.5 million in the third quarter of 2000, resulting in an adjusted operating margin of 35.5%. Monstermoving.com also reported solid growth, as its commissions and fees increased 30% to $4.0 million from $3.1 million for the same period last year. The addition of new clients, increased website traffic and successful cross-selling to the Directional Marketing client base accounted for most of this growth.

      Advertising & Communications' total commissions and fees, including its Interactive business, were $51.1 million for the third quarter of 2001, a 22% decrease from the $65.9 million reported for the third quarter of 2000. Commissions and fees in Advertising & Communications' traditional operations were $48.6 million for the third quarter of 2001, down from $56.8 million in the third quarter of 2000, a decline of 14%, reflecting the continuing effects of the difficult economic environment. However, due to this division's ongoing focus on improving its cost structure, it continued to generate an adjusted operating profit in the third quarter despite the reduced level of commissions and fees. Advertising & Communications' strategy to reduce its dependency on newspaper advertising commissions as the primary source of revenue continues to be successful, as demonstrated

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                                       4

by its relative out performance of The Conference Board's Help Wanted Index for the third quarter of 2001, which declined 34%.

      eResourcing's total commissions and fees, including its Interactive business, were $107.9 million, down 15% from $127.4 million for the same period last year. eResourcing's traditional business generated $86.7 million in commissions and fees during the third quarter, compared to $121.1 million reported in the third quarter of last year, a 28% decrease, as the further slowdown in the economy caused a significant decline in permanent placement revenues in the U.S. However, eResourcing's Interactive contribution continued to grow significantly, generating commissions and fees of $21.1 million, up 233% over the same period last year. This increase reflects the ongoing synergies between eResourcing and Monster.com's resume database and proprietary Web mining tools.

      Executive Search reported commissions and fees of $23.0 million in the third quarter of 2001, down 52% from the third quarter of 2000, also reflecting the further slowdown in the economy and retained searches, particularly following the events of September 11th. Although demand for executive level searches has declined, TMP's cross-selling initiatives and full-service offering enables Executive Search consultants to provide their clients with recruiting solutions that best meet their shifting human capital needs.

      Directional Marketing's commissions and fees, including its Interactive business, were $30.4 million for the third quarter of 2001, down slightly from the $31.2 million reported in the third quarter of 2000. However, the continued focus on increasing productivity and client retention enabled the division to again improve its profitability during the quarter.

      Consolidated commissions and fees as a percent of related billings for the quarter ended September 30, 2001 were 56.3% compared to 52.3% for the prior year period. This increase reflects the growth of the Company's Interactive businesses, where TMP retains a greater portion of the amount billed to the client.

MONSTER.COM CONTINUES TO GAIN SHARE OF THE ONLINE RECRUITMENT MARKET

      Monster.com continued to report record traffic figures for the third quarter, despite a short-term drop in site traffic following September 11th. In September 2001, according to independent research conducted by Media Metrix, Monster received 7.2 million unique visitors, up 64% from the 4.4 million visitors reported in September 2000. Monster.com's "power ranking(5)" of 266.3 and its 62.4% of "career eyeball minutes(6)" also confirm its leading position in the online recruitment market. Furthermore, the economic slowdown has spurred additional growth in Monster.com's consumer base, as indicated by the increase in job seeker members to more than 19 million, and the increase in total number of resumes to more than 13 million. Monster.com continues to revolutionize and lead the industry's secular shift towards full service, online recruitment solutions by

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                                       5

introducing cost-effective products and services that connect employer's job opportunities with millions of job seekers.

      Jeff Taylor, Global Director Interactive, stated, "Monster.com's ability to deliver strong results in the face of adversity is indicative of the strength of our management team and our leadership position as the most comprehensive provider of online recruitment solutions. With a database now of more than 13 million resumes, our value to clients has been increasing dramatically over the last year as we clearly now provide companies with the world's largest pool of available labor. Demographic labor shortages continue to exist today and we believe that these shortages will become even more acute when the economy begins to recover. At that time, employers are going to need to hire people even more quickly and cost efficiently than before in order to maintain their competitive positions and drive growth. Monster.com has become the industry standard for a solution to meet these needs, which we believe will drive market share gains when the demand shift occurs."

TMP MAINTAINS STRONG BALANCE SHEET

      As of September 30, 2001, TMP had $317.6 million in cash and cash equivalents on the balance sheet compared to $540.8 million as of June 30, 2001. The decrease in cash is primarily a result of the Company's acquisition activity and capital investments in the business during the quarter. Cash paid for acquisitions, net of cash received from acquired companies, was approximately $230 million for the quarter ended September 30, 2001, including $109 million for the acquisition of Jobline International AB, one of Europe's leading online professional recruitment companies.

      Mr. Treacy stated, "We came into the economic downturn with a strong balance sheet, and we will continue to manage our operations and focus on working capital to enhance our cash position and preserve our financial flexibility. Given the short-term economic uncertainty ahead, we have suspended virtually all future acquisition activity, with the exception of potential acquisitions in our Interactive division. This will allow us to concentrate our efforts on the efficient integration of all our businesses, including streamlining of management, systems, business processes and office locations. At the same time, we will continue to invest in internal growth initiatives that will increase our competitive standing, and position TMP as the clear leader over the long-term."

STRATEGIC ACQUISITIONS

In addition to Jobline International AB, TMP Worldwide completed several other acquisitions in the third quarter of 2001. TMP's acquisitions are designed to enhance its product and market reach and expand its global presence.

MONSTER.COM

      o In July, TMP acquired IT Appointments Limited, a privately held leading career site for IT professionals in Ireland. IT Appointments provides a focused website dedicated to connecting IT job seekers with top companies throughout the growing high-tech community in Ireland and the U.K.

ADVERTISING & COMMUNICATIONS

      During the quarter, the Advertising & Communications division acquired five companies, expanding its reach in Europe and the United States. Of particular note are:

      o In July, TMP acquired Daric Limited, located in the U.K., which serves to strengthen the division's position with local and national government accounts, where recruitment is expected to remain relatively stable.

      o In September, TMP acquired US Motivation, Inc., a company that focuses on employee retention and motivation primarily for sales professionals through the design, implementation and operation of sales incentive plans and promotional services to corporate clients throughout the United States.

ERESOURCING

      In the third quarter, the eResourcing division completed six acquisitions; three firms in Europe, two in Australia, and one in North America. Of particular note are:

      o In July, TMP acquired Sale Search Rekrytering & Urval: Stockholm AB, located in Sweden, which provides permanent placement services primarily for sales and marketing professionals across a wide range of industries, including media, IT and telecommunications, and manufacturing.

      o In August, TMP acquired Kudos Recruitment Limited, an IT contracting and permanent staffing firm in the United Kingdom, which serves primarily the IT and telecommunications industry in the U.K., Ireland and most of Continental Europe.

      o In October, TMP completed the acquisition of Ernst & Young Human Resources Services NV, also known as De Witte & Morel, the market leader in human capital management in Belgium. One of the largest recruitment companies in Continental Europe, De Witte expands the reach of TMP's eResourcing division in selection, mid-market search and candidate assessment, as well as accounting, finance and human resource consulting.

DIRECTIONAL MARKETING

      o In August, TMP acquired The O'Connor Agency, which complements the Company's existing position as the world's largest Yellow Page advertising agency and provides strong revenues and cash flows for TMP's North American business.

      o Also in August, TMP acquired Hunt Marketing, Inc., expanding the Company's telemarketing fulfillment business to the Midwest region of the United States.


OTHER HIGHLIGHTS

      o In September, Monster.com announced the launch of MonsterLearning (www.monsterlearning.com), a unique online resource for consumers managing learning as it relates to advancing their careers. Monster debuted with MonsterLearning Search (ML Search), the first of several products and services designed to help track, plan, manage and assess career and professional growth. Leveraging Monster.com's powerful search engine technology, ML Search offers learning seekers the opportunity to explore and research all their options for career-related learning. The one-stop search engine provides free access to online and classroom courses, test preparation, degree programs, certifications and other instructional materials such as books and videos, anytime - 24 hours a day, seven days a week.

      o Also in September, Monstermoving.com announced the launch of Monstermoving Corporate Relocation Solutions, which provides in-depth relocation information and support tools to companies that relocate employees internationally and domestically.

NINE MONTH RESULTS

      TMP reported total commissions and fees of $1,122.0 million for the nine months ended September 30, 2001, compared to $1,029.4 million for the year-earlier period, an increase of 9%. Total Interactive commissions and fees were $507.6 million, up $199.8 million or 65% versus $307.8 million for the same period last year.

      Monster.com's commissions and fees increased 63% to $420.2 million for the nine months ended September 30, 2001, from $258.6 million for the nine months ended September 30, 2000, primarily reflecting increased market share gains, and the addition of new clients, products and services.

      Monstermoving.com's commissions and fees increased 55% to $11.2 million for the nine months ended September 30, 2001, from $7.3 million for the nine months ended September 30, 2000, reflecting the addition of new clients, and successful cross-selling efforts with Directional Marketing.

      Advertising & Communications' total commissions and fees decreased 16% to $160.2 million for the nine months ended September 30, 2001, compared to $190.6 million for the prior year period, reflecting the general decline in newspaper classified advertising during the U.S. economic slowdown, partially offset by growth in creative and value-added services, and the sale of innovative employee communication products and services to corporate human resource departments.

      eResourcing's total commissions and fees were $363.1 million for the nine months ended September 30, 2001, representing an increase of 2% compared to $355.1 million for the prior year period. This increase primarily reflects the impact of acquisition activity and continued demand for temporary contract professionals, primarily for information technology and mid-level management, but has been offset by a significant decline in permanent placement fees due to the weak U.S. economic environment.

      Executive Search's total commissions and fees were $87.0 million for the nine months ended September 30, 2001, a decrease of 36% compared to $135.3 million for the prior year, reflecting the continued impact that the slowdown in the U.S. economy is having on executive level search bookings, particularly in the U.S. financial services and information technology sectors.

      Directional Marketing's total commissions and fees were $80.1 million for the nine months ended September 30, 2001, a decrease of 3% versus $82.6 million for the prior year period, reflecting lower commissions paid by Yellow Page publishers and higher discounts to major clients, partially offset by the effects of rate increases and the addition of new clients.

      Excluding merger and integration costs of $61.9 million for the nine months ended September 30, 2001 and $37.1 million for the nine months ended September 30, 2000, which were incurred in connection with companies acquired using the pooling of interests method of accounting, the Company reported adjusted operating income of $144.3 million for the nine months ended September 30, 2001, up 38% from $104.5 million for the prior year period. This increase primarily reflects the growing profitability of Monster.com and the effects of strategic cost reduction initiatives across the entire Company. Consequently, the adjusted operating profit margin for the nine months ended September 30, 2001 was 12.9% compared to 10.1% for the period ended September 30, 2000.

      Adjusted EBITDA for the nine months ended September 30, 2001 was $200.2 million versus $145.6 million for the prior year, representing an increase of 38%. Adjusted net income increased 39% to $96.0 million for the nine months ended September 30, 2001, compared to $69.2 million for the prior year period. Diluted adjusted earnings per share were $0.85 for the nine months ended September 2001 versus $0.62 for the prior year, representing an increase of 37%.

BUSINESS OUTLOOK - TMP REITERATES 2001 AND 2002 ESTIMATES

      The following estimates include the anticipated impact of mergers, acquisitions and other business combinations completed before November 5, 2001, and exclude merger and integration expenses incurred in connection with companies acquired using the pooling of interests method of accounting.

FOURTH QUARTER AND TOTAL YEAR 2001

      Bart Catalane, Chief Financial Officer of TMP Worldwide, said, "Given the prevailing difficult economic environment, we remain cautious in our business outlook for the near-term. We continue to estimate adjusted diluted earnings per share of $0.24 to $0.26 for the fourth quarter of 2001. As a result, for the full year 2001, the Company estimates adjusted diluted earnings per share in the range of $1.09 to $1.11, which represents an increase of 17% to 19% over adjusted diluted earnings of $0.93 per share in 2000. Interactive commissions and fees for 2001 are estimated to be in the range of $655 million to $675 million, which represents a 44% to 49% increase above prior year's Interactive commissions and fees of $453 million. The anticipated gains in Interactive are expected to be offset by further declines in most of the Company's traditional lines of business, specifically, Executive Search, eResourcing and Advertising & Communications. As a result, total Company commissions and fees for 2001 are estimated to be in the range of $1.45 billion to $1.47 billion, which represents an increase of 3% to 4% above prior year's commissions and fees of $1.40 billion."

      Total operating expenses for 2001 are still expected to be between 86% and 88% of the revised estimate for total Company commissions and fees. These operating expenses include approximately $26 million of amortization of intangibles and $170 million to $190 million of marketing and promotion expenses, but exclude merger and integration expenses.

      Due to the significant decline in market interest rates and the Company's use of approximately $230 million in cash to complete third quarter acquisitions, the Company still estimates net interest expense to be in the range of zero to $1.0 million for the fourth quarter of 2001. The Company believes that its continuing focus on cost reductions and improving working capital, particularly in the area of accounts receivable, should result in substantial positive cash flow.

2002

      Mr. Catalane continued, "Although our short-term outlook is guarded, we continue to believe that TMP is positioned for growth in 2002. Based on our assumption that there will be a modest economic recovery in the second half of 2002, combined with several internal strategic and operating initiatives, we believe TMP can maintain its top-line and drive meaningful bottom-line growth in 2002. Consequently, we continue to estimate that TMP will generate total Company commissions and fees in the range of $1.47 billion to $1.49 billion for the full year 2002, which is flat to 3% higher than the current estimate for total 2001. We also estimate that adjusted diluted earnings per share for the full year 2002 will be in the range of $1.55 and $1.65. This estimate includes our anticipated January 1, 2002 adoption of FASB 142, `Accounting for Goodwill and Other Intangible Assets,' which requires the elimination of goodwill amortization and is estimated to benefit the company by approximately $0.10 to $0.12 per diluted share. Reflecting this elimination of goodwill, 2001 would result in earnings per share expectations of $1.19 to $1.21, rather than $1.09 to $1.11. Therefore, on a comparable basis, we estimate that earnings will grow from a range of $1.19 to $1.21 in 2001 to a range of $1.55 to $1.65 in 2002, an increase of 28% to 39%. Lastly, reflecting the seasonality of our business and the modest recovery expected in the second half of 2002, the estimated quarterly breakdown is: $0.23 to $0.25 for the quarter ended March 31, 2002; $0.31 to $0.33 for the quarter ended June 30, 2002; $0.49 to $0.52 for the quarter ended September 30, 2002; and $0.52 to $0.55 for the quarter ended December 31, 2002."

      Added Mr. Treacy, "We continue to believe that our broad geographic and customer reach, extensive product offerings and cross-selling abilities, will enable us to grow our market share and achieve our top-line objectives. In addition, ongoing cost reduction programs continue to drive profitability at TMP Worldwide. We reduced expenses on an annual basis by $50 million in the first half of this year and we have completed our plans to reduce expenses by an additional $60 million in the fourth quarter 2001 ensuring that our costs are aligned with our lower revenue expectations for next year. Lastly, in 2002, we also expect to benefit from the full-year impact of our 2001 acquisitions, as well as the impact of bringing Monster Europe to profitability and Monstermoving.com to breakeven earlier than previously expected."

ABOUT TMP WORLDWIDE

      Founded in 1967, TMP Worldwide Inc., with more than 10,500 employees in 33 countries, is the online recruitment leader, the world's largest Recruitment Advertising agency network, and one of the world's largest Executive Search & Executive Selection agencies. TMP Worldwide, headquartered in New York, is also the world's largest Yellow Pages advertising agency and a provider of direct marketing services. The Company's clients include more than 90 of the Fortune 100 and more than 480 of the Fortune 500 companies. In June 2001, TMP Worldwide was added to the S&P 500 Index. More information about TMP Worldwide is available at www.tmp.com.

      Monster.com, headquartered in Maynard, Mass., is the leading global careers website, recording over 24.9 million unique visits during the month of September 2001 according to independent research conducted by I/PRO. Monster.com connects the most progressive companies with the most qualified career-minded individuals, offering innovative technology and superior services that give them more control over the recruiting process. The Monster.com global network consists of local content and language sites in the United States, United Kingdom, Australia, Canada, the Netherlands, Belgium, New Zealand, Singapore, Hong Kong, France, Germany, Ireland, Spain, Luxembourg, India, Italy, Sweden, Norway, Denmark, Switzerland, and Finland. Monster.com is the official online career management services sponsor of the 2002 Olympic Winter Games and 2002 and 2004 U.S. Olympic Teams. More information about Monster.com is available at www.monster.com or by calling 1-800-MONSTER.

      Condensed consolidated statements of operations for the three months and nine months ended September 30, 2001 and 2000 and condensed consolidated balance sheets for September 30, 2001, June 30, 2001 and December 31, 2000 for TMP Worldwide Inc. and subsidiaries follow. For an investment kit, please contact Dan Bustillos at (212) 351-7084 or visit www.tmp.com.

      Third quarter 2001 results will be discussed on TMP Worldwide's quarterly conference call taking place on November 6, 2001. To join the conference call, please dial in on 1-888-391-0105 at 8:20 AM E.S.T. For those outside the United States, please call in on 1-212-896-6078. The call will begin promptly at 8:30 AM E.S.T. Individuals can also access TMP Worldwide's quarterly conference call through Yahoo! Finance at www.yahoo.com and the investor information section of the Company's website at www.tmp.com. Interactive Metrics for TMP Worldwide and Monster.com are available at www.monster.com or www.tmp.com.

Endnotes

1 Prior periods' results have been retroactively restated to reflect the effects of acquisitions accounted for as pooling of interests that were completed prior to June 30, 2001.

2 Operating profit and EBITDA have been adjusted to exclude the effects of merger and integration costs of $20.2 million and $14.8 million for the quarters ended September 30, 2001 and 2000, respectively.

3 Net income has been adjusted to exclude the effects of merger and integration costs incurred, net of the tax benefits thereon, of $14.0 million and $8.1 million for the quarters ended September 30, 2001 and 2000, respectively.

4 Available to common and Class B shareholders after excluding merger and integration costs, net of the tax benefits thereon.

5 "Power ranking" is the result of Media Metrix "audience reach" multiplied by Media Metrix "unique pages per visitor per month" and therefore indicates a website's recognition by and usefulness to consumers (who in Monster.com's case are job seekers).

6 "Career eyeball minutes" is the result of Media Metrix "unique visitors" multiplied by Media Metrix "average minutes per visitor per month" and therefore indicates a website's share of total career or job seeker audience that month.

Special Note: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward- looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions, competition, seasonality and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

                               TMP WORLDWIDE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                                             2001           2000*
                                                                             ----           -----

GROSS BILLINGS:
Interactive                                                                $ 190,855      $ 140,429
Advertising & Communications                                                 174,074        254,470
eResourcing                                                                   90,136        122,976
Executive Search                                                              22,956         47,888
Directional Marketing                                                        163,771        162,789
----------------------------------------------------------------------     ---------      ---------
Total gross billings                                                       $ 641,792      $ 728,552
======================================================================     =========      =========

COMMISSIONS & FEES:
Interactive                                                                $ 174,319      $ 126,027
Advertising & Communications                                                  48,611         56,828
eResourcing                                                                   86,749        121,086
Executive Search                                                              22,956         47,888
Directional Marketing                                                         28,538         29,285
----------------------------------------------------------------------     ---------      ---------
Total commissions & fees                                                     361,173        381,114
----------------------------------------------------------------------     ---------      ---------

OPERATING EXPENSES:
Salaries & related                                                           179,798        194,445
Office & general                                                              71,722         84,772
Marketing & promotion                                                         41,743         50,241
Merger & integration                                                          20,208         14,823
Amortization of intangibles                                                    7,473          5,387
----------------------------------------------------------------------     ---------      ---------
Total operating expenses                                                     320,944        349,668
----------------------------------------------------------------------     ---------      ---------

OPERATING INCOME                                                              40,229         31,446
----------------------------------------------------------------------     ---------      ---------

OTHER INCOME (EXPENSE):
Interest income, net                                                           1,345          5,589
Other, net                                                                       912           (636)
----------------------------------------------------------------------     ---------      ---------
Total other income (expense), net                                              2,257          4,953
----------------------------------------------------------------------     ---------      ---------

Income before provision for income taxes
and minority interests                                                        42,486         36,399

Provision for income taxes                                                    17,389         15,451
----------------------------------------------------------------------     ---------      ---------

Income before minority interests                                              25,097         20,948

Minority interests                                                              (534)           (62)
----------------------------------------------------------------------     ---------      ---------

NET INCOME APPLICABLE TO COMMON
AND CLASS B COMMON STOCKHOLDERS                                            $  25,631      $  21,010
======================================================================     =========      =========

ADJUSTED NET INCOME:
Net income                                                                 $  25,631      $  21,010
Merger & integration costs                                                    20,208         14,823
Tax benefit of merger & integration costs                                     (6,256)        (6,716)
----------------------------------------------------------------------     ---------      ---------
ADJUSTED NET INCOME                                                        $  39,583      $  29,117
======================================================================     =========      =========

     *Restated to reflect pooling of interests transactions completed during the six months ended June 30, 2001.

                               TMP WORLDWIDE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                    (in thousands, except per share amounts)
                                   (unaudited)


                                                                                     2001                        2000*
                                                                                     ----                        -----
NET INCOME PER COMMON AND
======================================================================
                          CLASS B COMMON SHARE:
                          ============================================

                          Basic                                                          $0.23                       $0.20
                          ============================================       ==================           =================

                          Diluted                                                        $0.23                       $0.19
                          ============================================       ==================           =================


ADJUSTED NET INCOME PER COMMON AND
======================================================================
                          CLASS B COMMON SHARE:
                          ============================================

                          Basic                                                          $0.36                       $0.28
                          ============================================       ==================           =================

                          Diluted                                                        $0.35                       $0.26
                          ============================================       ==================           =================


WEIGHTED AVERAGE SHARES OUTSTANDING:
======================================================================

                          Basic                                                        109,862                     105,723
                          ============================================       ==================           =================

                          Diluted                                                      113,665                     112,533
                          ============================================       ==================           =================


ADJUSTED E B I T D A**                                                                 $80,990                     $60,590
======================================================================       ==================           =================


* Restated to reflect pooling of interests transactions completed during the six months ended June 30, 2001.

** Earnings before interest, income taxes, depreciation and amortization, and adjusted to exclude the effects of merger & integration costs for poolings of interests. EBITDA is presented to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements, and is one of the measures which determines the Company's ability to borrow under its credit facility. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of the Company's profitability or liquidity.

                               TMP WORLDWIDE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                    (in thousands, except per share amounts)
                                   (unaudited)


                                                                               2001             2000*
                                                                               ----             -----
GROSS BILLINGS:
Interactive                                                                $   563,243      $   343,953
Advertising & Communications                                                   591,374          779,463
eResourcing                                                                    324,049          347,126
Executive Search                                                                86,963          135,240
Directional Marketing                                                          439,118          431,658
----------------------------------------------------------------------     -----------      -----------
Total gross billings                                                       $ 2,004,747      $ 2,037,440
======================================================================     ===========      ===========

COMMISSIONS & FEES:
Interactive                                                                $   507,586      $   307,797
Advertising & Communications                                                   141,129          168,065
eResourcing                                                                    311,351          342,590
Executive Search                                                                86,962          135,240
Directional Marketing                                                           74,946           75,666
----------------------------------------------------------------------     -----------      -----------
Total commissions & fees                                                     1,121,974        1,029,358
----------------------------------------------------------------------     -----------      -----------

OPERATING EXPENSES:
Salaries & related                                                             574,123          550,657
Office & general                                                               231,521          238,999
Marketing & promotion                                                          152,437          120,701
Merger & integration                                                            61,934           37,146
Amortization of intangibles                                                     19,578           14,549
----------------------------------------------------------------------     -----------      -----------
Total operating expenses                                                     1,039,593          962,052
----------------------------------------------------------------------     -----------      -----------

OPERATING INCOME                                                                82,381           67,306
----------------------------------------------------------------------     -----------      -----------

OTHER INCOME (EXPENSE):
Interest income, net                                                            10,720           11,583
Other, net                                                                         312             (888)
----------------------------------------------------------------------     -----------      -----------
Total other income (expense), net                                               11,032           10,695
----------------------------------------------------------------------     -----------      -----------

Income before provision for income taxes
and minority interests                                                          93,413           78,001

Provision for income taxes                                                      43,355           36,539
----------------------------------------------------------------------     -----------      -----------

Income before minority interests                                                50,058           41,462

Minority interests                                                              (1,094)            (386)
----------------------------------------------------------------------     -----------      -----------

NET INCOME APPLICABLE TO COMMON
AND CLASS B COMMON STOCKHOLDERS                                            $    51,152      $    41,848
======================================================================     ===========      ===========

ADJUSTED NET INCOME:
Net income                                                                 $    51,152      $    41,848
Merger & integration costs                                                      61,934           37,146
Tax benefit of merger & integration costs                                      (17,137)          (9,771)
----------------------------------------------------------------------     -----------      -----------
ADJUSTED NET INCOME                                                        $    95,949      $    69,223
======================================================================     ===========      ===========

* Restated to reflect pooling of interests transactions completed during the six months ended June 30, 2001.

                               TMP WORLDWIDE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                    (in thousands, except per share amounts)
                                   (unaudited)


                                                                                     2001                        2000*
                                                                                     ----                        -----
NET INCOME PER COMMON AND
======================================================================
                          CLASS B COMMON SHARE:
                          ============================================

                          Basic                                                          $0.47                       $0.40
                          ============================================       ==================           =================

                          Diluted                                                        $0.45                       $0.38
                          ============================================       ==================           =================


ADJUSTED NET INCOME PER COMMON AND
======================================================================
                          CLASS B COMMON SHARE:
                          ============================================

                          Basic                                                          $0.88                       $0.66
                          ============================================       ==================           =================

                          Diluted                                                        $0.85                       $0.62
                          ============================================       ==================           =================


WEIGHTED AVERAGE SHARES OUTSTANDING:
======================================================================

                          Basic                                                        108,975                     104,195
                          ============================================       ==================           =================

                          Diluted                                                      113,215                     111,154
                          ============================================       ==================           =================


ADJUSTED E B I T D A**                                                                $200,158                    $145,580
======================================================================       ==================           =================


* Restated to reflect pooling of interests transactions completed during the six months ended June 30, 2001.

** Earnings before interest, income taxes, depreciation and amortization, and adjusted to exclude the effects of merger & integration costs for poolings of interests. EBITDA is presented to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements, and is one of the measures which determines the Company's ability to borrow under its credit facility. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of the Company's profitability or liquidity.

                               TMP WORLDWIDE INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)


                                                                September 30, 2001  June 30, 2001  Dec. 31, 2000*
                                                                ------------------  -------------  --------------
ASSETS:

Cash and cash equivalents                                            $  317,637     $  540,791     $  576,265
Accounts receivable, net                                                557,359        569,293        604,849
Property and equipment, net                                             185,126        170,167        153,224
Intangibles, net                                                        903,290        618,912        530,798
Other assets                                                            219,734        257,462        217,809
----------------------------------------------------------------     ----------     ----------     ----------
TOTAL ASSETS                                                         $2,183,146     $2,156,625     $2,082,945
================================================================     ==========     ==========     ==========


LIABILITIES AND STOCKHOLDERS' EQUITY:

Accounts payable and accrued expenses                                $  686,741     $  695,756     $  717,516
Accrued integration and restructuring                                    45,091         31,036         28,014
Deferred commissions and fees                                           138,371        157,255        155,796
Other liabilities                                                        36,379         55,419         56,213
Debt                                                                     73,611         64,225         46,235
----------------------------------------------------------------     ----------     ----------     ----------
Total Liabilities                                                       980,193      1,003,691      1,003,774

Stockholders' Equity                                                  1,202,953      1,152,934      1,079,171

----------------------------------------------------------------     ----------     ----------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $2,183,146     $2,156,625     $2,082,945
================================================================     ==========     ==========     ==========


* Reflects pooling of interests transactions completed during the six months ended June 30, 2001.